Exhibit 10.5

EXECUTION COPY

FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (the “Amendment”) is made and entered into this 7th day of September 2012, by and between Interline Brands, Inc., a New Jersey corporation (the “Company”), and Michael J. Grebe (the “Executive”).

WHEREAS, the Executive is currently an employee of the Company;

WHEREAS, the Company and the Executive desire to amend the employment agreement entered into by and between the parties, dated as of August 13, 2004, and amended on December 2, 2004, December 31, 2008 and March 31, 2011 (as so amended, the “Employment Agreement”);

WHEREAS, Interline Brands, Inc., a Delaware corporation (the “Parent”), has entered into that certain Agreement and Plan of Merger, dated as of May 29, 2012, by and among the Parent, Isabelle Holding Company, LLC, a Delaware limited liability company (f/k/a Isabelle Holding Company Inc.) (“Isabelle”), Isabelle Acquisition Sub Inc., a Delaware corporation (“Merger Sub”), and Parent, pursuant to which Merger Sub will merge with and into Parent, with Parent continuing as the surviving corporation  (the “First Merger”);

WHEREAS, immediately following the First Merger, Isabelle will file a certificate of ownership and merger, pursuant to which Isabelle will merge with and into Parent (together with the First Merger, the “Mergers”), with Parent continuing as the surviving corporation;

WHEREAS, the Company considers it essential to its best interests to provide for the continued employment of the Executive by the Company and to amend the Employment Agreement;

WHEREAS, the Executive is willing to accept and continue his employment pursuant to the terms of the Employment Agreement as amended by this Amendment; and

WHEREAS, any capitalized terms used and not defined herein shall have the meaning set forth in the Employment Agreement.

NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1.              The first recital of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted first recital:

“The Company desires to (a) continue to employ the Executive as the Company’s Chief Executive Officer, (b) continue to retain the Executive as Chairman of the Board and (c) enter into an agreement embodying the terms of those relationships.”

2.              The second recital of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted second recital:

“The Executive is willing to serve as the Chief Executive Officer of the Company and Chairman of the Board on the terms set forth herein.”

3.              Section 1.6 of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 1.6:

“1.6 “Good Reason” means the following actions, taken without the prior express written consent of the Executive: (a) materially reducing the Executive’s position, duties, responsibilities, title or authority, including, without limitation, changing the Executive’s reporting rights or obligations; (b)(i) decreasing the Executive’s compensation or (ii) materially reducing in the aggregate the benefits under the employee benefit or health or welfare plans or programs of the Company (excluding reductions due to general benefit plan changes applicable to Company employees generally); (c) failing to pay the Executive’s compensation or to provide for the Executive’s benefits when due; (d) requiring the Executive to move his primary place of employment more than 35 miles from the then current place of employment, if such move materially increases his commute; (e) the removal of the Executive as Chairman of the Board (other than for cause or the Executive’s resignation or inability to serve as a result of his incapacity); or (f) committing any other material breach of this Agreement, if any of the foregoing (a) through (f) are not remedied by the Company (if capable of remedy) within 30 days after receiving notice thereof from the Executive.  For purposes of the foregoing clause (a) of this Section 1.6, the Executive shall not be deemed to have suffered a material reduction in position, duties, responsibilities, title or authority solely because neither the Company nor Interline Brands, Inc., a Delaware corporation, is a reporting company under the Securities Exchange Act of 1934, as amended.”

4.              Section 2 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 2:

“Subject to the terms and provisions set forth in this Agreement, the Company hereby agrees that the Executive shall be employed as the Company’s Chief Executive Officer, and further agrees that the Executive shall be the Chairman of the Board (and a member of the Board’s Executive Committee or similar or equivalent committee, if any), in each case for the duration of the Term of Employment, and the Executive hereby accepts such employment and directorship.”

5.              Section 4.1 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 4.1:

“During the Term of Employment, the Executive shall be employed and serve as the Company’s Chief Executive Officer.  In such position, the Executive shall have such duties and authority as are customarily associated with the office and position of Chief Executive Officer, including, without limitation, complete operational management authority, together with the President and the Chief Operating Officer, with respect to, and total responsibility for, the overall operations and day-to-day business and affairs of the Company.  In addition, the Executive shall be the Chairman of the Board, and shall further be a member of the Board’s Executive Committee (or similar or equivalent committee), if any, in each case for the duration of the Term of Employment.  The Executive shall report solely and directly to the Board. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would be likely to result in a non-compliance with or violation of any applicable law or regulation.”

6.              Section 5.1 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 5.1:

“Base Salary. During the Term of Employment, the Executive shall receive an annual base salary (“Base Salary”) payable in accordance with the Company’s normal payroll practices of no less than $695,000 (effective as of the consummation of the Mergers).  The Board shall review the Executive’s Base Salary annually (beginning January 2014) and may, in the discretion of the Board of Directors or a committee thereof, upwardly adjust Executive’s Base Salary as of January 1 of each year of the Term of Employment.”

7.              Section 5.2 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 5.2:

“Annual Bonus.  In respect of each calendar year during the Term of Employment, beginning in calendar year 2012, the Executive shall be entitled to receive an annual bonus (the “Bonus”) if the Executive achieves target or better objective performance goals established by mutual agreement between the Executive and the Board prior to each calendar year.  The amount of such Bonus, if any, shall be up to 200% of Base Salary, based on achievement of objective performance goals. The Bonus shall be paid as soon as practicable after the end of each calendar year and on the date of the end of the Term of Employment, if the Term of Employment is not extended, whether or not the Executive is employed by the Company on the payment date of the Bonus.  The Bonus shall not be paid if during any such calendar year the Executive (a) voluntarily terminates this Agreement without Good Reason or (b) is terminated for Cause (as such terms are defined in this Agreement).  Any Bonus payable hereunder shall be paid in any event on or prior to March 15 of the year following the year for which such Bonus is earned; provided, that, if the Compensation Committee of the Board of Directors reasonably determines that the timeline for completion of the Company’s audited financial statements for any particular year during the Term of Employment makes payment of the Bonus by March 15th of the following year administratively impracticable, the Bonus shall be paid as soon as reasonably practicable during such following year after such date.”

8.              Section 6.3 of the Employment Agreement is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 6.3:

“Termination Without Cause or by the Executive for Good Reason.  Upon 10 days prior written notice to the Executive, the Company may terminate the Executive’s employment hereunder without Cause. Upon 10 days prior written notice to the Company, the Executive may terminate his employment hereunder with the Company for Good Reason. In any such event, the Executive shall be entitled to: (i) an amount equal to one (1.5 in the case of any such termination upon or following a Change in Control that occurs following the second anniversary of the consummation of the Mergers (a “Qualifying Change in Control”) times the sum of (a) the Executive’s Base Salary (as set forth in Section 5.1 of this Agreement) as of the date of termination and (b) the average of the Bonus amounts paid for the prior three year period; such amount payable in a lump sum upon the date of termination; provided, that the Executive shall be deemed to have been terminated upon or following a Qualifying Change in Control (1) if the Executive reasonably demonstrates that the Executive’s employment was terminated prior to a Qualifying Change in Control without Cause (A) at the request of an individual, entity or group who has entered into an agreement with the Company, the consummation of which will constitute a Qualifying Change in Control (or who has taken other steps reasonably calculated to effect a Qualifying Change in Control) (a “Person”) or (B) otherwise in connection with, as a result of or in anticipation of a Qualifying Change in Control, or (2) if the Executive terminates his employment for Good Reason prior to a Qualifying Change in Control and the Executive reasonably demonstrates that the circumstance(s) or event(s) which constitute such Good Reason occurred (A) at the request of such Person or (B) otherwise in connection with, as a result of or in anticipation of a Qualifying Change in Control; (ii) continuation of benefits under the Welfare Plans in effect as of the date of termination for a period of one year (18 months in the case of any such termination upon or following a Qualifying Change in Control) following the date of termination at the same cost to the Executive as the cost to active employees (at the Company’s sole expense in the case of any such termination upon or following a Qualifying Change in Control); (iii) immediate payment of any unpaid expense reimbursements, unpaid automobile allowance and unused accrued vacation days through the date of termination; and (iv) any other payments and/or benefits to which the Executive is entitled under any of the Welfare and Retirement Plans; provided that the Executive shall not be entitled to participate in any other severance plan or arrangement sponsored by the Company unless such plan or arrangement provides otherwise.”

9.              On the date of consummation of the Mergers (the “Closing”), subject to his continued employment with the Company through such date, the Company shall pay to the Executive a lump sum cash payment in the amount of $3,169,774.33.(1)

(1)  Note to draft: equals sum of $827,000 transaction bonus and $2,342,774.33.

10.       Section 12.2 of the Employment Agreement is hereby amended by deleting the clause “Corporation, or any Affiliate of the Company” with the phrase “Company, or any subsidiary of the Company.”

11.       The lead-in sentence to Section 12.3 of the Employment Agreement is hereby amended by replacing the word “Affiliates” with the word “subsidiaries.”

12.       Clause (iv) of Section 12.3.1 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted clause (iv) of Section 12.3.1:

“(iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its subsidiaries and customers or suppliers of the Company or any of its subsidiaries.”

13.       Section 13.3 is hereby deleted in its entirety and shall be replaced with the following provisions and incorporated into the Employment Agreement as the new and substituted Section 13.3:

“Notices.  All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other parties or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

To the Executive:	Michael J. Grebe
804 Hawks Nest Court
Ponte Vedra Beach, FL 32082

To the Company:	General Counsel
INTERLINE BRANDS, INC.
801 W. Bay Street
Jacksonville, FL 32204

or to such other address as any party shall have furnished to the others in writing in accordance herewith.  Notices and communications shall be effective when actually received by the addressee.”

14.       The parties agree that the effectiveness of this Amendment shall be subject to the occurrence of the Closing.  If such Closing does not occur, this Amendment shall be of no force and effect.

15.       Except as expressly modified hereby, the provisions of the Employment Agreement are and shall remain in full force and effect.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.

INTERLINE BRANDS, INC. (New Jersey)

By:	/s/ John A. Ebner
Name: John A. Ebner
Title: Chief Financial Officer

[Signature Page - Fourth Amendment to Michael Grebe Employment Agreement]

EXECUTIVE

By:	/s/ Michael J. Grebe
Name: Michael J. Grebe

[Signature Page - Fourth Amendment to Michael Grebe Employment Agreement]